UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2009

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On February 4, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Polycom, Inc. (the “Company”) approved the payment of bonuses outside of the Performance Bonus Plan to the following Named Executive Officers – Michael R. Kourey, Sunil K. Bhalla and Joseph A. Sigrist - in the amounts of $97,722, $63,504, and $56,788, respectively. The bonus payable to Mr. Kourey results in an overall payout equal to 54% of his target 2008 annual bonus and the bonuses payable to Messrs. Bhalla and Sigrist result in an overall payout equal to 49% of their respective target 2008 annual bonus.

In awarding these bonuses and arriving at these amounts, the Compensation Committee applied the same analysis for payments made to non-Named Executive Officers of the Company, measured on corporate performance and divisional performance goals, as applicable, under the Company’s Management Bonus Plan for the 2008 calendar year. The Committee further considered the Company’s 2008 performance and the performance of each of these executives in light of a difficult macroeconomic environment in awarding these bonus amounts.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended and Restated Bylaws

On February 4, 2009, the Board acted to amend Section 3.2 of the Company’s bylaws, effective as of such date, to decrease the size of the Board from nine to eight members. The amended and restated bylaws are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Polycom, Inc., as amended effective February 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

Date: February 10, 2009	/s/ Sayed M. Darwish
Sayed M. Darwish SVP, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Polycom, Inc., as amended effective February 4, 2009.